Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 28, 2018

frontdoor, inc.

150 Peabody Place

Memphis, Tennessee 38103

Re:          Registration Statement on Form S-8

We have acted as special counsel to frontdoor, inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to a total of 14,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the frontdoor, inc. 2018 Omnibus Incentive Plan (the “Plan”) that will become effective on the date of the distribution by ServiceMaster Global Holdings, Inc. (“ServiceMaster”) of approximately 80.2% of the outstanding shares of Common Stock to stockholders of ServiceMaster (the “Distribution”).

In rendering this opinion, we have examined such corporate records and other documents (including the written document constituting the Plan, the Registration Statement and the Company’s certificate of incorporation and bylaws as currently in effect and amendments thereto as contemplated to be in effect at the time of the Distribution), and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with the Company’s consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with the Company’s consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.  In addition, we have assumed that the Plan will be effective at the time that the Shares will be issued and delivered.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to all references to our Firm included in or made a part of the Registration Statement as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion letter as Exhibit 5.1 to the Registration Statement.  In

September 28, 2018

giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz